Exhibit 5.1

D: +1 (212) 225-2632

dlopez@cgsh.com

May 31, 2023

HCA Inc.

HCA Healthcare, Inc.

c/o HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

Ladies and Gentlemen:

We have acted as special counsel to HCA Inc., a Delaware corporation (the “Company”), and HCA Healthcare, Inc., a Delaware corporation (the “Parent Guarantor”), in connection with the Company’s offer to exchange pursuant to a registration statement on Form S-4 (including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the preliminary prospectus constituting a part thereof dated May 31, 2023 (the “Preliminary Prospectus”), up to $1,000,000,000 aggregate principal amount of the Company’s outstanding 3 1/8% Senior Notes due 2027 (the “2027 Original Notes”), $500,000,000 aggregate principal amount of the Company’s outstanding 3 3/8% Senior Notes due 2029 (the “2029 Original Notes”), $2,000,000,000 aggregate principal amount of the Company’s outstanding 3 5/8% Senior Notes due 2032 (the “2032 Original Notes”), $500,000,000 aggregate principal amount of the Company’s outstanding 4 3/8% Senior Notes due 2042 (the “2042 Original Notes”), $2,000,000,000 aggregate principal amount of the Company’s outstanding 4 5/8% Senior Notes due 2052 (the “2052 Original Notes” and, together with the 2027 Original Notes, the 2029 Original Notes, the 2032 Original Notes and the 2042 Original Notes, the “Original Notes”) for a like principal amount, respectively, of the Company’s 3 1/8% Senior Notes due 2027 (the “2027 Exchange Notes”), 3 3/8% Senior Notes due 2029 (the “2029 Exchange Notes”), 3 5/8% Senior Notes due 2032 (the “2032 Exchange Notes”), 4 3/8% Senior Notes due 2042 (the “2042 Exchange Notes”), 4 5/8% Senior Notes due 2052 (the “2052 Exchange Notes” and, together with the 2027 Exchange Notes, the 2029 Exchange Notes, the 2032 Exchange Notes and the 2042 Exchange Notes, the “Exchange Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”).

HCA Healthcare, Inc.

HCA Inc., p. 2

The Exchange Notes will be issued under an indenture dated as of August 1, 2011 (the “Base Indenture”), among the Company, the Parent Guarantor, Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (the “Paying Agent”), as amended or supplemented (i) with respect to the 2027 Exchange Notes, by the twenty-ninth supplemental indenture dated as of March 9, 2022 (the “Twenty-Ninth Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (ii) with respect to the 2029 Exchange Notes, by the thirtieth supplemental indenture dated as of March 9, 2022 (the “Thirtieth Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (iii) with respect to the 2032 Exchange Notes, by the thirty-first supplemental indenture dated as of March 9, 2022 (the “Thirty-First Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, (iv) with respect to the 2042 Exchange Notes, by the thirty-second supplemental indenture dated as of March 9, 2022 (the “Thirty-Second Supplemental Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent, and (v) with respect to the 2052 Exchange Notes, by the thirty-third supplemental indenture dated as of March 9, 2022 (the “Thirty-Third Supplemental Indenture” and, each of the Twenty-Ninth Supplemental Indenture, the Thirtieth Supplemental Indenture, the Thirty-First Supplemental Indenture and the Thirty-Second Supplemental Indenture, a “Supplemental Indenture,” and the Base Indenture as supplemented by each Supplemental Indenture, as applicable, an “Indenture”) among the Company, the Parent Guarantor, the Trustee and the Paying Agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Preliminary Prospectus;

(c)	the form of the Exchange Notes; and

(d)

an executed copy of each of the Base Indenture and each Supplemental Indenture, including the guarantee of the Exchange Notes by the Parent Guarantor set forth in each Supplemental Indenture (the “Guarantee” and, together with the Exchange Notes, the “Securities”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Parent Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the applicable Indenture.

HCA Healthcare, Inc.

HCA Inc., p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form that we have reviewed, have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the applicable Indenture, and have been duly issued and delivered by the Company, in exchange for an equal principal amount of the corresponding series of Original Notes:

1. The Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

2. Each Guarantee is the valid, binding and enforceable obligation of the Parent Guarantor, entitled to the benefits of the applicable Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Parent Guarantor, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Parent Guarantor regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We note that waiver of defenses contained in Section 12.07 of each Supplemental Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

In rendering the foregoing opinion, we have further assumed that the Exchange Notes will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Exchange Notes and each Indenture and in the manner contemplated by the Registration Statement.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Preliminary Prospectus under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Exchange Notes and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

HCA Healthcare, Inc.

HCA Inc., p. 4

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ David Lopez
David Lopez, a Partner